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VIA FEDERAL EXPRESS


August 3, 1998


Tushar Patel
325 Eugenie St.
Chicago, IL 60614



Dear Tushar:

This letter will confirm the understanding and agreement between Tushar Patel ("Seller") and DVD EXPRESS, Inc. ("Buyer") regarding sale and transfer of the following domain names DVD.COM, HOMETHEATER.COM, HOMETHEATRE.COM and HOMETHEATRE.NET (collectively, the "Property").

Subject to the terms and conditions of this Agreement, Seller agrees to sell and Buyer agrees to purchase all rights in and to the Property.

The Property consists of the domain name "DVD.COM" "HOMETHEATER.COM", "HOMETHEATRE.COM" and "HOMETHEATER.NET", together with the domain name registration through Network Solutions, Inc. Internet Network Information Center ("InterNic"), as originally registered by Seller on September 3, 1995, May 2, 1995, August 15, 1995 and August 28, 1995, respectively.

The consideration for the Property shall be $200,553. The total sum shall be placed in the client trust account at the law firm of Troop Stueber Pasich Reddick & Tobey, LLP, 10940 Wilshire Blvd. Los Angeles, Ca. 90024 and be released to Seller upon confirmation of the completed transfer of the Property by Network Solutions, Inc. through the Internet Network Information Center ("InterNic").

In addition to the compensation provided herein, Buyer will issue to Seller, a one-year option to purchase 10,000 shares of Buyer's common stock at an exercise price of $7.00 per share.

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Seller represents and warrants that the Property is free and clear of all liens and encumbrances, that the Property does not infringe upon the trademark or other intellectual property of any third party, and that Seller has the right to enter into this agreement. Seller will provide all information and assistance necessary to allow Buyer to complete a transfer of the property to Buyer within InterNic or such other organization that may effect such sale and transfer.

Upon demand of any party, any dispute shall be resolved by binding arbitration under proceedings administered by the American Arbitration Association or such other administrator as the parties mutually agree.

Please indicate your agreement to the above terms by signing below where indicated, and returning to my attention.


Sincerely,

/s/ Michael J. Dubelko

Michael J. Dubelko
President
DVD EXPRESS, Inc.



Agreed and accepted:



/s/ Tushar Patel             8/5/98
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Tushar Patel                  Date